Exhibit 99.1

For Immediate Release

BSD Medical Announces Significant Advances in Treatment Technology at ICHO Congress in Munich

SALT LAKE CITY, Utah April 29, 2008—BSD Medical Corporation (NASDAQ:BSDM) today reported further highlights from more than 200 abstracts summarizing presentations at the International Congress on Hyperthermic Oncology (ICHO) conducted this month in Munich, Germany. This conference is the combined meeting of the European Society for Hyperthermic Oncology (ESHO), the U. S. Society of Thermal Medicine (STM) and the Asian Society for Hyperthermic Oncology (ASHO). Over the last years, the field of clinical hyperthermia has become increasingly dynamic. Recent results of randomized phase II and III studies as well as ongoing basic research activities have established hyperthermia as a treatment option in conjunction with standard regimens in the field of oncology.

ICHO abstract topics focused on therapeutic hyperthermia for a number of cancer types, including: Esophageal, Soft Tissue Sarcoma, Bladder, Prostate, Rectal, Cervical, Breast, Pancreatic and more.  There were also many scientific posters and presentations given by thought leaders and scientists in the field of thermal medicine.  Among this last group, BSD’s Chief Technology Officer, Paul Turner contributed to the 2008 ICHO with one lecture and two posters. This press release summarizes these three innovative ICHO contributions by Mr. Turner.

“Spiral Arrays for Superficial Hyperthermia”

Microwave fields have been used in the clinical setting to treat superficial cancer with hyperthermia. When treatment includes regions such as the chest wall the irregular surfaces lead to temperature variations.  “The use of circularly polarized fields produced by spiral antennae provides a smoothing effect on the heating pattern.  The use of spiral arrays with the BSD-500 multiple channel microwave power system helps to adapt the power delivered to improve tissue temperature uniformity.”  The development of flexible applicator arrays enable the heating pattern to conform to the curved surfaces like the chest wall. (patent pending)  “It is expected that this new type of microwave applicator will provide improved clinical utility in the treatment of superficial tumors.”  These new applicators are currently being clinically evaluated in Europe.

“Dipole Arrays Study for Selective Tumor Heating in Breast Phantom”

The results of a dipole arrays study (using numerical and phantom models) by BSD Medical Corporation demonstrate that selective tumor heating of advanced breast tumors may be feasible with the BSD-500. The results demonstrate that a “tumor modeled with a diameter of approximately 3 to 5 cm appears to have preferential heating at 915Hz. In contrast, tumors modeled with a 1 cm diameter were not selectively heated.”  The study concludes that “this possible resonant phenomenon occurs as the size of the tumor circumference is near the wavelength of the surrounding mammary tissue.” (Patent Pending).

“Microwave Interstitial Array Ablation and SAR Planning”

The presentation demonstrated the feasibility of inserted microwave phased array antennae to provide thermal ablation of specific target regions as large as 5 cm in diameter.  The uniformity of ablation in this treatment field appears to reduce maximum temperatures while improving the ablation uniformity. This phased array method is based on BSD patents used in its BSD-500 hyperthermia systems.

About BSD Medical Corporation

BSD Medical is a leading developer of medical systems used to deliver precision-focused RF or microwave energy for the treatment of cancer and other diseases and conditions. BSD Medical’s cancer therapy systems have been designed to kill cancer through heat alone, or as companion therapies to improve the combined results when used along with other treatments. For further information visit BSD Medical's website at www.BSDMedical.com.

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Statements contained in this press release that are not historical facts are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date on which such statements are made, and the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date.